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                                  EXHIBIT 99.1

                        [Winmark Corporation Letterhead]

May 13, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:  Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP ("Andersen") has represented to us, by letter dated April 11, 2002, that its review of the consolidated financial statements of Winmark Corporation, as of March 30, 2002 and for the three-month period then ended, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                       Very truly yours,

                                       Winmark Corporation

                                       /s/  Paul F. Kelly
                                       Vice President - Financial Services